EXHIBIT 10.66

AGREEMENT REGARDING EMPLOYMENT

     This Agreement Regarding Employment (“Agreement”) is made as of the 1st day of June, 2004 (“Effective Date”), by and between JOHN K. LA RUE, (“Employee”) and PAC-WEST TELECOMM, INC. (“Employer”).

RECITALS

     A. Employee founded Employer and has served as an employee and/or officer of Employer continuously since that time.

     B. Employee and Employer have mutually agreed to the responsibilities and compensation of Employee as set forth in this Agreement commencing as of the Effective Date.

AGREEMENT

     1. From and after the Effective Date, Employee’s employment shall be on the following terms:

     A. Employee’s title is Vice President and Founder but Employee is not a corporate officer.

     B. Employee shall work for Employer as mutually agreed but shall not be required to exceed 52 days over twelve consecutive months in the absence of mutual agreement.

     C. Employee shall be provided with an office at Employer’s Coronado Avenue campus and shall have access to all company facilities and equipment on the same basis as existed prior to the date of this Agreement.

     D. Employee’s job responsibilities will be to (1) work on projects as assigned and approved by the CEO, or any Vice President; (2) consult and make suggestions on methods to improve Employer’s processes and reduce its cost structure; (4) provide technical and architectural support for Employer’s network and be generally available, within the limits specified herein, to support network maintenance and restoration of service in the event of network failures; and (5) participate in think tank activities in the areas of (a) product and service development, (b) network design and development and (c) contract negotiations with network suppliers.

     4. As of the Effective Date Employee shall be compensated at the rate of $3166.00 per month payable in accordance with regular company payroll practices. In addition, Employee shall receive a fee of $1,000 per day for each day during which the Employee provides documented services to the Company, at the Company’s request in excess of one (1) hour per day and not to exceed ten (10) hours per day. Employee shall not be compensated for time spent discharging his responsibilities as a member of the Board of Directors of Company. When the Company calls on Employee for services that require Employee’s presence at Company’s location, the requested services will not be for less than four hours on that day. Incidental telephone calls to Employee for information will not be considered a request for additional compensated service for purposes of this paragraph.

     5. Employee shall be provided, at Employer’s expense, with personal and dependent health care, dental and vision benefits in accordance with regular company practices.

     6. Employee shall be reimbursed for travel expenses in accordance with regular company practices.

     7. For a period of two (2) years from the termination date of this agreement, Employer shall, at Employer’s expense, provide Employee with the level of telephone, cellular telephone and paging service provided to Employee by or through Employer at all locations prior to the date of this Agreement.

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     9. Employer hereby agrees to indemnify and defend Employee, at Employer’s expense, against any existing or future lawsuits or other liabilities related to the company or its activities concerning matters which occurred or are alleged to have occurred during, or arose out of, Employee’s service as an officer or employee of Employer prior to the date of this Agreement and any such matters which may occur or be alleged to occur during the term of this Agreement.

     10. As of the Termination Date of this Agreement, Employer shall cause all existing and any future stock options granted to Employee by Employer, which have not then vested to immediately become fully vested at the Termination Date.

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     12. This Agreement is on a month by month basis. This Agreement may be terminated upon the giving of 30 days prior written notice by either party. The date of termination of this agreement shall be referred to as the “Termination Date”.

     13. Employer’s obligations pursuant to Sections 4, 5 and 6 of this Agreement shall cease as of the Termination Date if the cause of termination is material breach by Employee or termination by notice as described in paragraph 12, but subject to applicable COBRA rights of Employee with respect to Section 5 benefits. Employer’s obligations under Sections 7 through 11, inclusive, of this Agreement shall survive the Termination Date regardless of the cause of termination.

     14. Intentionally left blank.

     15. Any disputes between the parties to this Agreement shall be resolved by binding arbitration before a single arbitrator appointed by the American Arbitration Association (“AAA”)

pursuant to the AAA rules applicable to arbitration of commercial disputes over employment agreements. The award of the arbitrator shall be final and judgment may be entered upon it. The award of the arbitrator may, at the discretion of the arbitrator, include an award of attorney fees and costs to the prevailing party.

     16. This Agreement constitutes the entire Agreement and understanding among the parties and supersedes and pre-empts any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matters hereto in any way.

EMPLOYEE:

JOHN K. LA RUE

EMPLOYER:

PAC-WEST TELECOMM, INC, a
California corporation

By:

Title:

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